Execution Counterpart








                      AGREEMENT REGARDING KILLINGTON RESORT
                          AND CERTAIN NEARBY PROPERTIES


                                 by and between


                                KILLINGTON, LTD.,
                AMERICAN SKIING COMPANY RESORT PROPERTIES, INC.,
                           and AMERICAN SKIING COMPANY


                                       and


                              SP LAND COMPANY, LLC

                                TABLE OF CONTENTS


Article                                                                     Page

ARTICLE I DEFINITIONS..........................................................2
         1.1      Terms Defined in this Agreement..............................2

ARTICLE II RIGHTS OF FIRST OFFER AND OPTION FOR ON-MOUNTAIN LODGE..............7
         2.1      Right of First Offer as to Certain Killington Property.......7
         2.2      On-Mountain Lodge............................................9

ARTICLE III AGREEMENTS RELATING TO CERTAIN EASEMENT AGREEMENTS.................9
         3.1      New Master Easement Agreement................................9
         3.2      Amendment to Declaration of Easement for Grand Summit Hotel.10

ARTICLE IV AGREEMENTS RELATING TO ASC PARKING LEASE AND OTHER RELATED
AGREEMENTS....................................................................10
         4.1      Parking Lease and SPLC's Right to Require Relocation of
                   Certain Parking Spaces.....................................10
         4.2      No Shared Parking...........................................11
         4.3      Parking Shuttle Service.....................................11

ARTICLE V AGREEMENTS RELATING TO KILLINGTON ROAD..............................11
         5.1      Maintenance of Killington Road..............................11
         5.2      Access to Killington Road; Reimbursement of Certain
                   Maintenance Costs..........................................12

ARTICLE VI AGREEMENTS RELATING TO WATER AND SEWAGE............................12
         6.1      Water, Water Treatment and Sewage Capacity Agreements.......12
         6.2      Bond District...............................................12
         6.3      Expansion of Existing Water and Wastewater Systems by SPLC..13
         6.4      Abandonment of Existing Water Wells on SPLC Property........15

ARTICLE VII AGREEMENTS RELATING TO PUD 400, PUD 408, AND ACT 250..............16
         7.1      Water Quality Remediation and Management....................16
         7.2      Renewals of Act 250 Approvals...............................16
         7.3      Renewals of PUD 408 and PUD 400.............................16
         7.4      Forum and Other Improvements Required by PUD 408 and PUD
                   400........................................................16
         7.5      Permit Applications Under PUD 408 and/or PUD 400............17
         7.6      Commercial Space Requirements Under PUD 408.................18
         7.7      Allocation of Densities and Development Rights under PUD 408 and PUD 400................................................18
         7.8      Fire Station................................................19
         7.9      PUD 408 Signage Plan; SPLC Signage..........................19
         7.10     Potential Future Easement for Ski Return from Pico
                   Mountain...................................................19

ARTICLE VIII AGREEMENTS REGARDING SPLC PARCEL 29 AND GOLF COURSE..............20
         8.1      Continued Operation of Golf Course..........................20
         8.2      Use and Operation of Existing Parcel 29 Improvements........20
         8.3      Demolition and Relocation of Parcel 29 Improvements.........20
         8.4      Rights of Killington Under Leases...........................21

ARTICLE IX AGREEMENTS RELATED TO JOINT PROMOTIONAL AGREEMENT AND OTHER
MISCELLANEOUS AGREEMENTS AND DEVELOPMENT MATTERS..............................22
         9.1      Joint Promotional Agreement; License Agreement..............22
         9.2      Telephone Equipment Building................................22
         9.3      Affordable Housing Obligation...............................22
         9.4      Parcel 5B4 Ski Trail........................................23
         9.5      SPLC Ski Credits............................................23
         9.6      New Village Master Management Agreement.....................24
         9.7      Restrictions on Future Developments of Killington Property..24
         9.8      Taxes.......................................................24

ARTICLE X INDEMNITY AND OFFSET RIGHTS.........................................25
         10.1     Indemnification by the ASC Parties..........................25
         10.2     Indemnification by SPLC.....................................25
         10.3     Indemnification Procedures..................................26
         10.4     Other Indemnification Matters: Offset; Escrow...............27

ARTICLE XI DEFAULTS AND REMEDIES..............................................28
         11.1     Default by ASC Parties......................................28
         11.2     Remedies for ASC Parties' Default...........................29
         11.3     Default by SPLC.............................................29
         11.4     Remedies for SPLC's Default.................................29

ARTICLE XII MISCELLANEOUS.....................................................29
         12.1     Amendment of Agreement......................................29
         12.2     Recording...................................................30
         12.3     Notices.....................................................30
         12.4     No Third-Party Beneficiaries................................31
         12.5     Entire Agreement............................................31
         12.6     Succession and Assignment...................................32
         12.7     Counterparts................................................32
         12.8     Headings....................................................32
         12.9     Governing Law; Consent to Jurisdiction; Waiver of Jury
                   Trial......................................................32

         12.10    Amendments and Waivers......................................33
         12.11    Severability................................................33
         12.12    Construction................................................33
         12.13    Further Assurances..........................................34
         12.14    Attorneys' Fees and Costs of Enforcement....................34
         12.15    Notices to Mortgagees; Mortgagee Cure Rights................34
         12.16    Estoppel Certificate........................................35
         12.17    Mortgagee Protections.......................................35
         12.18    Release of ASC..............................................38
         12.19    Exhibits....................................................38

                      AGREEMENT REGARDING KILLINGTON RESORT

                          AND CERTAIN NEARBY PROPERTIES



         THIS AGREEMENT REGARDING KILLINGTON RESORT AND CERTAIN NEARBY PROPERTIES (this "Agreement") is entered into to be effective as of the 31st day of March, 2004, by and among KILLINGTON, LTD., a Vermont corporation, with a place of business at Killington Access Road, Killington, Vermont 05751 ("Killington"); AMERICAN SKIING COMPANY RESORT PROPERTIES, INC., a Maine corporation, with a place of business at 136 Heber Avenue, Suite #303, Park City, Utah 84060 ("ASCRP"); AMERICAN SKIING COMPANY, a Delaware corporation, with a place of business at 136 Heber Avenue, Suite #303, Park City, Utah 84060 ("ASC"); and SP LAND COMPANY, LLC, a Delaware limited liability company, with a place of business at 500 Crescent Court, Suite 300, Dallas, Texas 75201 ("SPLC"); each referred to herein as a "Party" and, collectively, as "Parties" hereto.

                                    RECITALS

         A. WHEREAS, pursuant to that certain Credit Agreement dated September 4, 1998, ASCRP obtained a loan (the "Loan") in the amount of $28,950,000 from Lender (as hereinafter defined);

         B. WHEREAS, the Loan was modified by among other things, that certain Amended and Restated Credit Agreement dated January 9, 1998, that certain Second Amended and Restated Credit Agreement dated July 31, 2000, that certain amendment dated August 20, 2001 and that certain amendment dated March 29, 2002;

         C. WHEREAS, the Loan was secured by mortgages and pledges of certain assets owned by ASCRP;

         D. WHEREAS, in connection with the settlement of ASCRP's and Canyons Resort's respective obligations under the Loan, Lender, ASCRP, Canyons Resort, Killington, SPLC, Oak Hill Capital Partners, L.P., OHSF ASTC, LLC and Ski Partners LLC entered into the Settlement Agreement, pursuant to which among other things (i) ASCRP conveyed certain assets to SPLC, including the SPLC Property described in Exhibits D-1, D-2 and D-3 attached hereto, and (ii) Killington conveyed certain assets to SPLC, including the SPLC Property described in Exhibit D-4, D-5, D-6, D-7, D-8 and D-9;

         E. WHEREAS, as security for the New Fleet Loan, Lender holds a first lien mortgage on the SPLC Property;

         F. WHEREAS, Killington and ASCRP own the Killington Property which is adjacent to or near the SPLC Property; and

         G. WHEREAS, pursuant to the terms of the Settlement Agreement, the Parties agreed to enter into this Agreement.

         NOW THEREFORE, the Parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

1.1 Terms Defined in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

     "Act 250" shall mean the Vermont Land Use and Development Law, Title 10 V.S.A., Chapter 151, Section 6001 et. seq., commonly known as Act 250.

     "Act 250 Approvals" means that certain Findings of Fact, Conclusions of Law and Order, Master Plan Application, Killington Ltd. et al., Number 1RO835 and 1R0835-EB.

     "Additional Killington Capacity" is defined in Section 6.3 hereof.

     "Additional Killington Capacity Costs" is defined in Section 6.3 hereof.

     "Adverse Consequences" means all actions, suits, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, penalties, interest, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" shall mean, with respect to any Person, (i) each Person that controls, is controlled by, or is under common control with such Person,
     (ii) each Person that, directly or indirectly, owns or controls any of the Stock of such Person, and (iii) each of such Person's members, joint venturers, and partners.

     "Affordable Housing Agreement" is defined in Section 9.3 hereof.

     "Amended Master Easement" is defined in Section 3.1 hereof and is attached as Exhibit C hereto.

     "ASC" is defined in the first paragraph of this Agreement.

     "ASC Indemnified Party" is defined in Section 10.2 hereof.

     "ASC Lender" means General Electric Capital Corporation, as administrative agent, and other lenders providing certain financing to the ASC Parties pursuant to the ASC Loan Documents.

     "ASC Loan Documents" means the Credit Agreement by and between ASC and certain of its subsidiaries and the ASC Lender dated February 14, 2003, as amended, and all other documents executed in connection therewith.

     "ASC Party" or "ASC Parties" means, individually or collectively, as the context may require, ASC, Killington, and ASCRP.

     "ASC Suit" is defined in Section 10.4 hereof.

     "ASCRP" is defined in the first paragraph of this Agreement.

     "ASCRP Property" means that certain parcel of land identified as Parcel 5A/5BS and as further described on Exhibit A-2 and depicted on Exhibit B-2.

     "Assignment of and Amendment to Water Agreements" is defined in Section 6.1 hereof.

     "Bond District Feasibility Costs" is defined in Section 6.2 hereof.

     "Business Days" means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York are not open for business.

     "Canyons Resort" means The Canyons Resort Properties, Inc., a Maine corporation.

     "Credit Notice" is defined in Section 9.5 hereof.

     "Designated Water Source" is defined in Section 6.2 hereof.

     "Escrow Agreement" is defined in Section 10.4 hereof.

     "Expansion Project" is defined in Section 6.3 hereof.

     "Financial Assurances" is defined in Section 6.3 hereof.

     "First Offer Property" is defined in Section 2.1 hereof.

     "Forum" is defined in Section 7.4.

     "Grand Summit Declaration" is defined in Section 3.2 hereof.

     "Grand Summit Hotel" means the hotel resort located within PUD 400 and known as the Grand Summit Resort Hotel.

     "GSRP" means Grand Summit Resort Properties, Inc., a Maine corporation

     "Incremental Payment Option" is defined in Section 6.3 hereof.

     "Indemnitee" is defined in Section 10.3 hereof.

     "Indemnitor" is defined in Section 10.3 hereof.

     "Joint Promotional Agreement" is defined in Section 9.1 hereof.

     "Killington" is defined in the first paragraph of this Agreement.

     "Killington Beneficiaries" is defined in Section 6.3 hereof.

     "Killington Golf Course" means the portion of the Killington Property upon which Killington and/or the other ASC Parties currently operate an 18-hole, USGA-rated golf course, together with all related improvements and infrastructure, as generally depicted on Exhibit B-3.

     "Killington Property" means the real property owned by Killington in PUD 400 and PUD 408 as described on Exhibits A-1, and the ASCRP Property.

     "Killington  Resort" means the ski trails,  lifts, day lodges,  and related
     ski  facilities  located  on  and  around  the  Killington   Mountain,   in
     Killington, Vermont.

     "Killington Systems" is defined in Section 6.3 hereof.

     "Lender" means Fleet National Bank, a national banking association, and its successors and assigns (including, if applicable, Bank of America, N.A.).

     "License Agreement" shall mean the license agreement attached hereto as Exhibit K.

     "Loan" is defined in the recitals of this Agreement.

     "Lodge Option" shall heave the meaning set forth in Section 2.2.

     "Management ROFO" shall heave the meaning set forth in Section 2.2.

     "Master Easement" means that certain Agreement Regarding Easements, Licenses and Other Property Interests executed by ASC, Killington, and ASCRP, dated January 8, 1999, and recorded on February 3, 1999 in Book 177, Page 341 of the Town Clerk's Office of Sherburne (now Killington), Vermont, which agreement was also recorded with the Town Clerk's Office of Bridgewater, Vermont and with the Town Clerk's Office of Mendon, Vermont.

     "Mortgage" is defined in Section 12.17(b) hereof.

     "Mortgagee" is defined in Section 12.15 hereof.

     "Mountain Green" shall mean Mountain Green Condominium Association, Inc., the owner of certain real property adjacent to the SPLC Property.

     "Mountain Green Agreements" shall mean (i) that certain Letter Agreement with Mountain Green Condominium Association, Inc. Related to Future Development of Mutual Interest on ASCRP Property, dated March 26, 1997, by and between Mountain Green Condominium Association, Inc., Killington, Ltd. and GSRP, and (ii) that certain Agreement, dated August 17, 1999, by and between Killington, Ltd. and Mountain Green Condominium Association, Inc. and Bittersweet Trail Corporation.

     "New Fleet Loan" shall mean that certain $10,000,000 term loan from Lender to SPLC and that certain $8,500,000 revolving credit facility from Lender to SPLC, which are secured by a first lien mortgage on the SPLC Property.

     "Offer Notice" is defined in Section 2.1 hereof.

     "Offer Price" is defined in Section 2.1 hereof.

     "Offer Property" is defined in Section 2.1 hereof.

     "Parcel 29 Improvements" means the existing (i) golf club house, which includes office and administrative space and a pro shop, (ii) the tennis courts, (iii) certain related golfing improvements currently located on SPLC Parcel 29, and (iv) 88 parking spaces collectively located on SPLC Parcel 8D and SPLC Parcel 29, all of which is subject to demolition and relocation in accordance with Article VIII below.

     "Parcel 29 Improvements Lease" means the Lease Agreement between Killington and SPLC in the form attached as Exhibit F hereto, pursuant to which SPLC has leased to Killington the Parcel 29 Improvements on the terms, conditions and limitations set forth therein.

     "Parcel 5B4 Ski Trail" is defined in Section 9.4 hereof.

     "Parking Lease" is defined in Section 4.1 hereof.

     "Party" or "Parties" is defined in the initial paragraph of this Agreement.

     "Person" means any individual or entity, including a corporation, partnership, limited liability company, trustee or trust, unincorporated association, public utility, or any municipal or governmental entity or agency.

     "Pro Rata Payment Option" is defined in Section 6.3 hereof.

     "Project Costs" is defined in Section 6.3 hereof.

     "Property Agreements" is defined in Section 12.17 hereof.

     "PUD 400" means that certain Town of Killington, Vermont Planned Unit Development Review by the Town of Killington Planning Commission dated June 28, 2000 with respect to approximately 400 acres in Rutland County, Vermont, as amended and/or renewed from time to time.

     "PUD 408" means that certain Town of Killington, Vermont Planned Unit Development Review by the Town of Killington Planning Commission dated June 14, 2000 with respect to approximately 408 acres in Rutland County, Vermont, as amended and/or renewed from time to time.

     "Purchaser" is defined in Section 12.17 hereof.

     "Replacement Golf Club Improvements" is defined in Section 8.3 hereof.

     "Replacement  Golf Club  Improvements  Lease" is  defined  in  Section  8.3 hereof.

     "Replacement Office Space" is defined in Section 8.3 hereof.

     "Resort  Area  Management   Agreement"   means  that  certain  Resort  Area
     Management Agreement to be agreed upon by and among ASCRP, Killington and SPLC, pursuant to Section 9.6 hereof.

     "ROFO" is defined in Section 2.1 hereof.

     "ROFO Period" is defined in Section 2.1 hereof.

     "Rutland West" is defined in Section 9.3 hereof.

     "Settlement Agreement" means that certain Loan Settlement Agreement dated March 31, 2004, by and among Lender, ASCRP, Canyons Resort, Killington, SPLC, Oak Hill Capital Partners, L.P., OHSF ASTC, LLC and Ski Partners LLC.

     "Ski Lift Credit" is defined in Section 9.5 hereof.

     "SPLC" is defined in the first paragraph of this Agreement.

     "SPLC Beneficiaries" is defined in Section 6.3 hereof.

     "SPLC Expansion Costs" is defined in Section 6.3 hereof.

     "SPLC Indemnified Party" is defined in Section 10.1 hereof.

     "SPLC Lodge" shall heave the meaning set forth in Section 2.2.

     "SPLC Offer Notice" shall heave the meaning set forth in Section 2.2.

     "SPLC Parcel 5B4" means the portion of the SPLC Property described on Exhibit D-1 attached hereto.

     "SPLC Parcel 8A/8B" means the portion of the SPLC Property described on Exhibit D-2 attached hereto.

     "SPLC Parcel 8D" means the portion of the SPLC Property described on Exhibit D-3 attached hereto.

     "SPLC Parcel 29" means the portion of the SPLC Property described in Exhibit D-7 attached hereto.

     "SPLC Property " means the real property owned by SPLC located in Rutland County, Vermont described in Exhibits D-1 (Parcel 5B4), D-2 (Parcel 8A/8B), D-3 (Parcel 8D), D-4 (Parcel 1B), D-5 (Parcel 3), D-6 (Parcel 5BN), D-7 (Parcel 29), D-8 (Parcel 14) and D-9 (Parcels 17-20) attached hereto.

     "SPLC Required Capacity" is defined in Section 6.3 hereof.

     "SPLC Suit" is defined in Section 10.4 hereof.

     "Stock" shall mean all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) in a corporation, limited liability company, partnership or any equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3(a)11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1934, as amended).

     "Storage Facility Land" is defined in Section 6.2 hereof.

     "Walkway Extension" means the walkway connecting the Snowshed Base Lodge to the existing Town of Killington road walkway, as contemplated by Item 21 of PUD 408, such Walkway Extension to be approximately located in the area depicted on Exhibit H attached hereto, or as may be modified by the Town of Killington planning commission.

     "Waste System Expansion" is defined in Section 6.2 hereof.

     "Wastewater Agreement" is defined in Section 6.1 hereof.

     "Water Agreements" is defined in Section 6.1 hereof.


                                   ARTICLE II

             RIGHTS OF FIRST OFFER AND OPTION FOR ON-MOUNTAIN LODGE

2.1 Right of First Offer as to Certain Killington Property. The ASC Parties hereby grant and convey unto SPLC, its successors and/or assigns, a right of first offer (the "ROFO") with respect to that portion of the Killington Property located within PUD 408 and the Killington Golf Course (collectively, the "First Offer Property"), on and subject to the terms and conditions hereinafter set forth. In the event the ASC Parties (or any of them) desire to sell or convey any portion of the First Offer Property at any time during the period (the "ROFO

Period") commencing on the date hereof and ending on the tenth (10th) anniversary of such date, the applicable ASC Parties, prior to marketing such portion of the First Offer Property to, or entering into any discussions with, any third party, shall first deliver to SPLC a written notice (the "Offer Notice") stating the intention of the ASC Parties to sell the applicable portion of the First Offer Property (such portion, the "Offer Property") and setting forth the aggregate compensation, as reasonably estimated by the applicable ASC Party(ies), which the applicable ASC Party(ies) require for the Offer Property (the "Offer Price"). The Offer Notice shall also contain a detailed metes and bounds description of the Offer Property and all material terms the ASC Parties require or are willing to consider with respect to the sale of the Offer Property (e.g., material easement rights retained, possibility of seller provided financing, timing for due diligence and closing (with a minimum due diligence and closing period of thirty (30) and sixty (60) days, respectively, being provided), and amount of earnest money required). If the proposed sale relates to the Killington Golf Course, the Offer Notice will also include all relevant operating and financial information relating to the golf course for at least the three previous years as would typically be provided to, or requested by, a prospective purchaser. If SPLC fails to deliver written notice to the applicable ASC Party(ies) exercising its ROFO with respect to the applicable Offer Property within thirty (30) days after SPLC's receipt of the Offer Notice, the applicable ASC Party(ies) shall be free to sell the Offer Property to any third party on the following terms and conditions: (i) the final aggregate compensation may be no less than 90% of the Offer Price set forth in the original Offer Notice, (ii) the ASC Parties must enter into a binding contract of sale with respect to the Offer Property within twelve (12) months after the date SPLC declined to exercise its ROFO, and (iii) the closing of the sale of the Offer Property must occur not later than eighteen (18) months after the date SPLC declined to exercise its ROFO. If any of the conditions in clauses (i) through (iii) above are not satisfied at any time, the ROFO shall be reinstated with respect to the applicable Offer Property and the ASC Parties shall again be required to offer to sell the Offer Property to SPLC by delivering a supplemental Offer Notice setting forth the applicable (revised or reduced as applicable) Offer Price and other relevant terms of the offer. The sale of less than all of the First Offer Property, shall not extinguish the ROFO as to the portion(s) thereof not sold, and the ROFO shall continue to apply to the unsold portions on the terms set forth above. Notwithstanding the foregoing, the ROFO
(i) shall be subordinate to the liens and security interests of the ASC Lender under the ASC Loan Documents, (ii) shall not apply to sales or transfers by the ASC Parties to their Affiliates (provided, however, such ROFO shall survive any such transfer by any ASC Party to its Affiliates and shall be binding on such Affiliates and shall apply to any sale or transfer by any such Affiliate during the ROFO Period), (iii) shall not apply to the sales of individual residential units, including, without limitation, time-share units, single-family homes, individual single-family lots, or individual single-family condos, but shall apply to the bulk sale of a parcel containing or intended for the development of such homes, (iv) shall not apply to the sale of all or substantially all of the assets comprising the Killington Resort (provided, however, such ROFO shall survive any such sale of all or substantially all of such assets and shall be binding on the purchaser of such assets in the event of any sale by any such purchaser to any party which is not an Affiliate of such purchaser during the ROFO Period), and (v) following any such sale described in clause (iv) above, shall be subordinate to the liens and security interests of any senior secured lender providing financing to such purchaser in connection with its acquisition or operation of the Killington Resort.

2.2 On-Mountain Lodge. Killington hereby grants and conveys unto SPLC, its successors and/or assigns, an option (the "Lodge Option") to lease or purchase a portion of the Killington Property (but specifically excluding the ASCRP Property) on and subject to the terms and conditions hereinafter set forth. At any time upon receipt of written request from SPLC, Killington will (i) sell, or
(ii) lease, pursuant to ninety-nine (99) year term, triple net, ground lease (i.e., SPLC shall be obligated to pay its pro rata share of taxes, utilities and insurance), a site on any portion of the Killington Property (but specifically excluding the ASCRP Property) with ski-in, ski-out access suitable for an up to 10,000 square foot facility for an on-mountain lodge (the "SPLC Lodge") to be used exclusively by homeowners on land developed by SPLC or its successors and/or assigns, the location of which SPLC Lodge shall be acceptable to Killington (not to be unreasonably withheld). The Lodge Option must be exercised by SPLC, or its successors and/or assigns, on or before the tenth anniversary of the date hereof. The purchase price or, if such transaction takes the form of a long-term ground lease, the total base ground lease rental (exclusive of the tenant's pro rata share of taxes, utilities and insurance) for the entire term, shall be the sum of $100.00. Notwithstanding the foregoing, the Lodge Option shall be subordinate to the liens and security interests of the ASC Lender under the ASC Loan Documents. SPLC hereby grants and conveys to Killington a right of first offer (the "Management ROFO") with respect to the management of the SPLC Lodge on and subject to the terms and conditions hereinafter set forth. Prior to entering into a management agreement to manage the SPLC Lodge with an unaffiliated third party, SPLC shall first deliver written notice (the "SPLC Offer Notice") to Killington stating the economic terms upon which SPLC is willing to enter into a management agreement . If Killington fails to approve such terms or such other terms as may be agreed to by both parties and execute and deliver a management agreement to SPLC within thirty (30) days after Killington's receipt of the SPLC Offer Notice, SPLC shall be free to enter into a management agreement with a property manager on economic terms providing for an aggregate cash compensation payable to the proposed manager, as reasonably estimated by SPLC, no more than 5% greater than the aggregate cash compensation package offered to Killington within twelve (12) months after the date Killington declined to exercise the Management ROFO. In the event (i) SPLC fails to execute a management agreement with a property manager in accordance with the preceding sentence, or (ii) any such management agreement expires by its terms, the Management ROFO shall be reinstated and SPLC shall again be required to deliver an SPLC Offer Notice to Killington before entering into a management agreement to manage the SPLC Lodge. In no event shall the Management ROFO apply to any lodge except the lodge built in connection with the Lodge Option.

                                  ARTICLE III

               AGREEMENTS RELATING TO CERTAIN EASEMENT AGREEMENTS

3.1 New Master Easement Agreement. Simultaneously with the execution of this Agreement, SPLC and the ASC Parties have entered or are about to enter into that certain Amended and Restated Master Easement Agreement (the "Amended Master Easement") in the form attached hereto as Exhibit C. Pursuant to the terms of the Amended Master Easement, the Parties have agreed to specific locations of certain utility, parking, ski trail, signage, access, storm water drainage, tunnel, and other easements and have set forth certain restrictions relating to the development of the portion of the Killington Property contained within PUD
408. The Amended Master Easement also permits certain easements for snowmaking infrastructure, for existing ski trails and ski lifts (including certain related snow-making/grooming rights), for existing and future drop off locations and certain base lodge operations, and for certain rights to relocate easements and an allocation of costs with respect to any such relocations.

3.2 Amendment to Declaration of Easement for Grand Summit Hotel . Killington and GSRP previously entered into an agreement entitled "Killington Grand Hotel and Crown Club at Killington Declaration of Easements, Covenants and Conditions" dated September 25, 1997 and recorded in Volume 154, Page 102 of the Town Clerk's Office of Sherburne (now Killington), Vermont (the "Grand Summit Declaration"). The ASC Parties agree not to amend the Grand Summit Declaration in any manner that would adversely affect SPLC's ability to develop all or any portion of the SPLC Property without the prior written consent of SPLC, which consent may be withheld in SPLC's sole discretion.


                                   ARTICLE IV

      AGREEMENTS RELATING TO ASC PARKING LEASE AND OTHER RELATED AGREEMENTS

4.1 Parking Lease and SPLC's Right to Require Relocation of Certain Parking Spaces. Pursuant to the terms of the parking lease (the "Parking Lease") attached hereto as Exhibit E, Killington is leasing from SPLC the SPLC Parcel 8A/8B and SPLC Parcel 8D, as depicted on Exhibit G attached hereto. The Parking Lease provides for leases of these areas on a triple net basis as more particularly described in said lease. The Parking Lease, or portions thereof, is terminable upon twelve (12) months prior notice by SPLC, as more particularly set forth in the Parking Lease. It is acknowledged and agreed that certain of the parking spaces leased under the Parking Lease are for parking rights which Killington and/or the other ASC Parties previously granted to the adjacent Grand Summit Hotel and to the owners of nearby Mountain Green condominiums pursuant to the Mountain Green Agreements, and such Parking Lease is expressly subject to such agreements with Grand Summit Hotel and the Mountain Green Agreements. In the event that SPLC elects to terminate all or a portion of the Parking Lease,
(a) Killington will have the obligation, at its sole cost and expense, to relocate solely to portions of the Killington Property any spaces which are required to be provided to the Grand Summit Hotel (including any parking space required to be provided by the Grand Summit Declaration) as well as any spaces which Killington desires to use or is required to provide as of the date of this Agreement pursuant to any agreement (other than the Mountain Green Agreements), law, rule, regulation or ordinance, and (b) SPLC, at its sole cost and expense, will have the obligation to relocate to other portions of the SPLC Property those spaces which are required to be provided to Mountain Green pursuant to the Mountain Green Agreements. SPLC hereby assumes all obligations of Killington under the Mountain Green Agreements accruing on or applicable to the period commencing on and after the date hereof. It is expressly understood and agreed that SPLC may at anytime enter into supplemental or replacement agreements with Mountain Green providing for relocation of the Mountain Green parking spaces to one or more locations or facilities on land other than the Killington Property.

4.2 No Shared Parking. Except with respect to the parking rights set forth in the Parcel 29 Improvements Lease or the Replacement Golf Club Improvements Lease, in no event shall Killington or its guests or invitees be entitled to use any portion of the SPLC Property for parking, except pursuant to the terms and conditions of the Parking Lease, which Killington acknowledges may be terminated upon twelve (12) months' prior written notice as provided in the Parking Lease. In no event shall SPLC or its guests or invitees be entitled to use any portion of the Killington Property for parking, except pursuant to the terms of any separate agreement.

4.3 Parking Shuttle Service. Killington shall develop a parking shuttle service to provide transportation to and from remote parking lots serving the Killington Resort. The parking shuttle service shall be operated by Killington in a manner consistent with similar services provided at comparable ski resorts, and all costs of operating such parking shuttle service shall be borne by Killington until such time as appropriate user fees may be charged to the patrons of such service to support its continued operation. Killington and SPLC agree to work together in good faith to develop a parking shuttle service to provide transportation to and from the SPLC Property and the Killington ski resort for the benefit of SPLC and their respective guests, invitees, successors and assigns. The costs of operating this shuttle service shall be borne by SPLC or paid by appropriate user fees that may be charged to the patrons of such service to support its continued operation.

                                   ARTICLE V

                     AGREEMENTS RELATING TO KILLINGTON ROAD

5.1 Maintenance of Killington Road. Killington Road (also known as "Killington Access Road") bisects portions of the SPLC Property and then continues south to the Killington mountain ski area and north to U.S. Route No. 4. Killington, at its sole cost and expense, agrees to maintain and repair, in good and serviceable condition, that portion of Killington Road located south of East Mountain Road, until such time as the Town of Killington (or another appropriate governmental entity) assumes full responsibility for such maintenance and repair. Additionally, Killington, at its sole cost and expense, agrees to maintain and repair any Killington-owned signs, the easements for which SPLC granted Killington pursuant to the Amended Master Easement.

5.2 Access to Killington Road; Reimbursement of Certain Maintenance Costs. Pursuant to the Amended Master Easement, SPLC, its successors, assigns, invitees and guests, tenants shall have a non-exclusive access easement to, over, upon and across Killington Road for vehicular and pedestrian access to and from the Killington Property, the SPLC Property, and the Killington mountain ski area. Additionally, pursuant to the Amended Master Easement, SPLC shall have the right, at its sole expense, to make certain improvements to Killington Road in connection with the development of the SPLC Property and to install, operate, repair and maintain certain signage relating to SPLC's development. In the event any such improvements to Killington Road made by SPLC result in increases to the cost of maintenance and repair of Killington Road by Killington, SPLC shall reimburse Killington for the reasonable amount of any such increases within thirty (30) days after receipt of invoices and other documentation reasonably justifying the amount of reimbursement properly claimed by Killington.

                                   ARTICLE VI

                     AGREEMENTS RELATING TO WATER AND SEWAGE

6.1 Water, Water Treatment and Sewage Capacity Agreements. Pursuant to that certain Assignment of and Amendment to Killington Basin Water System Water Allocation and Service Agreement and Killington Basin Wastewater System Wastewater Allocation and Service Agreement dated of even date herewith (collectively, the "Assignment of and Amendment to Water Agreements"), ASCRP has assigned to SPLC all of its rights and obligations under that certain (a) Killington Basin Water System Water Allocation and Service Agreement dated May 8, 2002 by and between Killington and ASCRP ("Water Agreement"), and (b) Killington Basin Wastewater System Wastewater Allocation and Service Agreement dated May 8, 2002 by and between Killington and ASCRP ("Wastewater Agreement").

6.2 Bond District. Subject to an agreed upon budget, Killington and SPLC agree to fund certain front-end planning and feasibility study costs ("Bond District Feasibility Costs") which are anticipated to be incurred in connection with the creation of a new bond district, the purpose of which shall be to provide financing for the costs to (a) expand the Killington Water System (as defined in the Water Agreement), or (b) create new water systems to service the SPLC Property and Killington Property and other land near or adjacent to such properties in the County of Rutland, Vermont (any such expansion or creation of new water systems being hereinafter referred to as the "Water System Expansion"). Killington shall be responsible for twenty-five percent (25%) of such Bond District Feasibility Costs, and SPLC shall be responsible for seventy-five percent (75%) of such Bond District Feasibility Costs.

         In the event such bond district is created, Killington agrees to dedicate to the Town of Killington (i) the water source located on a portion of land owned by Killington and identified generally as Tax Map 30, Parcel 4 as currently identified and shown on the tax map of the Town of Killington, Vermont (the "Designated Water Source"), and (ii) land for a water storage facility to be located on a portion of land owned by Killington and identified generally as Tax Map 36, Parcel 11 and/or Tax Map 35, Parcel 35-1 as currently identified and shown on the tax map of the Town of Killington, Vermont (the "Storage Facility Land"), and to cooperate reasonably with the Town of Killington in connection with the establishment of a public water system for the Killington Property and the SPLC Property. In addition, SPLC and/or the ASC Parties may acquire additional properties or easements necessary for the Water System Expansion and dedicate such properties or easements to the Town of Killington.

         In the event such bond district is created and Killington dedicates to the Town of Killington the Designated Water Source and the land occupied thereby, it shall be a condition to such dedication that the Town of Killington or the bond district reimburse Killington for the fair market value of the Designated Water Source and the land occupied thereby. In addition, the Town of Killington or the bond district shall reimburse Killington and/or SPLC for the fair market value of any additional land or easements dedicated to the Town of Killington in connection with such Water System Expansion, including the Storage Facility Land.

6.3 Expansion of Existing Water and Wastewater Systems. SPLC shall have the right to cause Killington to expand (any expansion hereinafter called an "Expansion Project") the existing Killington Water System and Killington Wastewater System (collectively the "Killington Systems") for the purpose of providing increased water and wastewater service capacity (the "SPLC Required Capacity") to serve end users within SPLC's developments (the "SPLC Beneficiaries"). At the time of SPLC's request for commencement of the expansion, Killington shall have the right, but not the obligation to have additional capacity (the "Killington Required Capacity") to be included in such expansion in order provide additional service to end users within Killington's developments (the "Killington Beneficiaries"). In addition, Killington, at its own initiative, may cause an Expansion Project to occur for any Killington Required Capacity for Killington Beneficiaries, in which case it shall so notify SPLC and SPLC shall have the right, but not the obligation, to have SPLC Required Capacity included in such Expansion Project for SPLC Beneficiaries. Any Expansion Project shall be carried out and paid for subject to the following:

(a)      Payment Obligations.

     (i) Expansion Costs. Each party initiating an expansion (a "Triggering Party") pursuant to the paragraph above shall be solely responsible for all costs and expenses associated with any Expansion Project initiated by such party (the "Triggering Party Expansion Costs"), except the other party (the "Piggy Back Party") desiring to add capacity to such Expansion Project shall be responsible for the additional costs of such Expansion Project (the "Piggy-Back Expansion Costs") as set forth below.

     (ii) Piggy Back Expansion Costs. In the event a Piggy Back Party exercises its right to have the additional capacity constructed, the costs of such additional expansion (the "Piggy Back Expansion Costs") shall be calculated, at the Piggy Back Party's option, pursuant to one of the following alternatives: (i) the "Incremental Payment Option": the incremental cost of such extra capacity (i.e., the entire cost of the expanded Expansion Project less the costs of the original Expansion Project had the Piggy Back Party not exercised its rights to expand the Expansion Project) or (ii) the "Pro Rata Payment Option:" an amount equal to the entire costs of the Expansion Project (both the cost of the Killington Required Capacity and SPLC Required Capacity) multiplied by a fraction, the numerator of which is capacity required by the Piggy Back Party and the denominator of which is the sum of the capacity required by both the Triggering Party and the Piggy Back Party. The Piggy Back Party must elect which payment option the Piggy Back Party must pay within 30 days after request therefor by the Triggering Party. The aggregate of the Triggering Party Expansion Costs and the Piggy Back Expansion Costs shall be referred to herein as the "Project Costs").

     (iii)Timing. Both Triggering Party and Piggy Back Party shall pay its respective share of the Project Costs on a monthly basis as the construction of the Expansion Project progresses and both such parties shall have the right to reasonably approve any draw requests for Project Costs.

     (iv) Reimbursement. Both a Triggering Party, and if applicable, a Piggy Back Party, shall have the right to reimbursement for the Triggering Party Expansion Costs and the Piggy Back Expansion Costs, respectively, from connection fees to be collected from the Killington Beneficiaries and the SPLC Beneficiaries in accordance with the following:

          a. Incremental Payment Option. In the event the Project Costs are paid in accordance with the Incremental Payment Option, Triggering Party shall be fully reimbursed for its share of the Project Costs from the connection fees as they are collected from both the Killington Beneficiaries and the SPLC Beneficiaries prior to the Piggy Back Party receiving any reimbursement for its share of the Project Costs. At such time as the Triggering Party has been fully reimbursed for its share of the Project Costs, all connection fees thereafter collected from either Killington Beneficiaries or SPLC Beneficiaries shall be paid to the Piggy Back Party as reimbursement of its share of the Project Costs until the Piggy Back Party has been fully reimbursed.

          b. Pro Rata Payment Option. In the event the Project Costs are paid in accordance with the Pro Rata Payment Option, the Triggering Party and the Piggy Back Party shall be reimbursed, on a pro rata basis, for their respective share of the Project Costs from connection fees if and when they are collected from both the Killington Beneficiaries and the SPLC Beneficiaries.

     (v) Financial Assurances. Both Killington and SPLC acknowledge and agree that a governmental authority with jurisdiction over the Expansion Project may require the posting of a bond, letter of credit or other financial assurances (collectively "Financial Assurances") to ensure completion and payment thereof. Killington and SPLC shall be responsible for proportionate share of the Financial Assurances each in amount that corresponds with the percentage of the Project Costs for which they are obligated, in accordance with either the Incremental Payment Option or the Pro Rata Payment Option depending upon which option controls the payment of the Project Costs.

     (vi) Default. If SPLC or Killington defaults on its obligation to pay for the Project Costs as provided herein, the non-defaulting party shall have the right, but not the obligation, to advance funds for the defaulting party's share of the Project Costs to ensure completion thereof. To the extent a party so advances funds, such non-defaulting party shall have the right to full reimbursement, from collection of connection fees, for all Project Costs paid by such party, prior to the defaulting party receiving any reimbursement, regardless of which payment option is agreed to pursuant to Section 6.3(a)(ii) above and such non-defaulting party shall automatically receive all of the capacity reservations of the defaulting party related to such expansion capacity. In addition the non-defaulting party, shall have all rights and remedies available to it at law or in equity for recovery of any Project Costs expended on behalf of the defaulting party, to the extent the same are not reimbursed through the collection of connection fees.

          (b) Reservation of Capacity. The Triggering Party and the Piggy Back Party shall each have the right to reserve any capacity paid for by such party for its own beneficiaries (either Killington Beneficiaries or SPLC Beneficiaries)

          (c)  Construction  Controls.  Both  Killington and SPLC shall have the
               right  to   review   and   reasonably   approve   the  plans  and
               specifications, schedule and budget for the Expansion Project.

6.4 Abandonment of Existing Water Wells on SPLC Property. Killington and ASCRP shall abandon and quitclaim unto SPLC any and all rights Killington and ASCRP may have to any water wells located on any portion of the SPLC Property at such time as a new water system is established for the Killington Resort area (or as and to the extent a new or alternative water supply is obtained or provided for the Killington Property). Such abandonment and quitclaim shall be evidenced by a recordable instrument in form and substance reasonably satisfactory to the ASC Parties and SPLC, and shall not become effective until replacement water source of adequate capacity is made available to the applicable property line and approved for connection by applicable state and local governmental authorities.

                                  ARTICLE VII

              AGREEMENTS RELATING TO PUD 400, PUD 408, AND ACT 250

7.1 Water Quality Remediation and Management. Pursuant to the Act 250 Approvals, a water quality remediation and management plan was initiated by Killington. Killington, at its sole cost and expense, shall continue to have sole responsibility for implementing the approved water quality remediation plan to the extent that such remediation is required as a result of presently existing conditions on the SPLC Property and/or the Killington Property or the use or operations thereon by any of the ASC Parties (e.g., the existing parking lots, ski and other operations of any of the ASC Parties thereon). Any new water quality remediation, which is required by any new development on the SPLC Property initiated by SPLC, shall be at SPLC's sole cost and expense. Any new water quality remediation, which is required by any new development initiated by Killington, will be at Killington's sole cost and expense. In addition, both Parties agree to cooperate with one another in meeting the requirements under Act 250 to the extent such requirements are applicable to their respective properties. The cost of any new water quality studies required to obtain a permit under Act 250 will be shared between SPLC and Killington in such proportions as may be agreed to by such Parties, or in the absence of such agreement, based upon the relative benefit which each Party's respective properties receive from obtaining such Act 250 permit.

7.2 Renewals of Act 250 Approvals. Each Party, in its sole and absolute discretion, shall have the right, at its sole cost and expense, to seek a renewal, extension or amendment of the Act 250 Approvals with respect to such Party's property only (provided such renewal, extension or amendment does not adversely affect the other Party's property). Each Party agrees to cooperate with the requesting Party (at the requesting Party's expense) in connection with any such proposed renewals, extensions, or amendments of the Act 250 Approvals.

7.3 Renewals of PUD 408 and PUD 400. Each of the Parties agrees to cooperate with one another in connection with obtaining renewals of PUD 408 and PUD 400 in June of 2004, so long as such renewal does not adversely change any of the material terms and provisions of the existing PUD 408 and PUD 400. Each Party agrees not to block any such proposed renewal of PUD 408 or PUD 400 by any of the other Parties.

7.4      Forum and Other Improvements Required by PUD 408 and PUD 400.

     (a) Killington agrees to build and maintain, at its sole cost and expense, the transportation center contemplated by PUD 408 (to the extent and when required by the Town of Killington) and any other "Forum" improvements (as referenced in PUD 408) requested by Killington or required of Killington by the Town of Killington over and above those required by permit conditions (even if such other improvements are to be located on SPLC Property, subject to SPLC's approval). The transportation center will be built solely on (i) the ASCRP Property, or (ii) on another portion of the Killington Property reasonably acceptable to Killington and subject to SPLC's consent (not to be unreasonably withheld, conditioned or delayed). Additionally, (i) to the extent any portion of the Walkway Extension is located or is to be located on any portion of the Killington Property, Killington agrees to dedicate such portion of the Killington Property to the Town of Killington for use by the public for pedestrian access purposes, and
          (ii) Killington agrees to dedicate such land as may be required to construct, operate and maintain the fire station, as contemplated and when required by PUD 408, PUD 400 and/or any relevant governmental authority.

     (b) SPLC agrees to build, at its sole cost and expense, the constable and/or police/emergency services building and the un-built portion of the Walkway Extension, as contemplated and when required by PUD 408, to the extent required by the Town of Killington. To the extent any other Forum improvements are required by PUD 408 or PUD 400 to be located on the SPLC Property, SPLC will, to the extent and when required by the Town of Killington, construct such improvements at its sole cost and expense (except for those improvements to be paid for by Killington pursuant to Section 7.4(a) above).

     (c) In the event either Party fails to fulfill timely its obligations under this Section, the other Party(ies) shall have the right to enter upon the defaulting Party's property (if necessary) and perform the construction, repair and/or maintenance obligations of the defaulting Party. Each Party is hereby granted such temporary construction and access easements over, upon, across and through the defaulting Party's property as may be reasonably necessary in connection with the exercise of the non-defaulting Party's rights under this subsection. In the event any Party exercises such rights and performs such construction, repair and/or maintenance on behalf of a defaulting Party, such defaulting Party shall reimburse the non-defaulting Party for all costs and expenses incurred by the non-defaulting Party in so performing within thirty (30) days after receipt of an invoice and other supporting documentation reasonably supporting the amount of reimbursement so claimed.

     (d) Certain other rights and obligations of the Parties with respect to the repair, maintenance and joint use of the various Forum improvements and facilities will be more fully set forth in the Resort Area Management Agreement.

7.5 Permit Applications Under PUD 408 and/or PUD 400. To the extent required by PUD 408 or PUD 400, a permit application by either SPLC or Killington for improvements to be constructed on their respective properties may be a joint application executed by both Parties. Each Party agrees to cooperate reasonably with the other Party(ies) in connection with any such joint application. With respect to applications for permits on one Party's property that the applicable governmental authority requires to be executed by more than one Party, the other Party(ies) hereby grant to the applying Party an irrevocable power of attorney, coupled with an interest, to execute any such joint application on behalf of the other Party(ies) should such Party(ies) fail to execute any such joint application promptly following the written request of the applying Party for such execution.

7.6      Commercial Space Requirements Under PUD 408.

     (a) PUD 408 currently requires that for every independently occupied unit constructed on the property covered by PUD 408 the developer must also construct a minimum of fifty (50) square feet of commercial/retail space (as described and limited by the provisions of PUD 408). To the extent the applicable governmental authority continues to impose such commercial/retail space requirements, unless the Parties otherwise agree in writing at the time of permit application (with each Party having the right in its sole and absolute discretion not to so agree, subject to subsection (b) below), each Party must independently satisfy such commercial/retail space requirement with improvements constructed or to be constructed solely on the applying Party's property (i.e., the applying Party may not use commercial/retail space on the other Party's property to satisfy the commercial/retail space requirements with respect to the applying Party's proposed construction activities). Notwithstanding the foregoing, any "credits" for the commercial/retail space requirement relating to the existing hospital structure (located on the Killington Access Road adjacent to the Ram's Head Lodge) shall be initially allocated to the SPLC Property and SPLC may use any commercial/retail space in the hospital structure (located on the Killington Access Road adjacent to the Ram's Head Lodge) to satisfy the commercial/retail space requirements with respect to future development and construction activities on the SPLC

          Property (whether by SPLC or its assigns); provided, however, SPLC must restore any such credits so used by SPLC within seven (7) years after the date hereof by assigning or otherwise allocating to the ASC Parties similar "credits" for an amount of commercial/retail space in improvements hereafter constructed by SPLC equal to the amount of hospital space so used as "credits" by SPLC for any development on the SPLC Property.

     (b) Each Party agrees to cooperate with any other requesting Party (or such requesting Party's successors or assigns) in connection with reducing or eliminating the commercial/retail space requirement of PUD
          408. Each Party agrees not to oppose any such amendment to PUD 408 which would reduce or eliminate such commercial requirement. Any such cooperation in connection with reducing or eliminating the commercial requirement of PUD 408 shall be at the requesting Party's expense.

7.7 Allocation of Densities and Development Rights under PUD 408 and PUD 400. Notwithstanding anything in PUD 408 and PUD 400 to the contrary, as between SPLC and Killington and except as provided in the next sentence, zoning densities and development rights shall be allocated to the various properties owned by SPLC and Killington as set forth on Exhibit N attached hereto and made a part hereof. SPLC, its successors and/or assigns, shall have the right to allocate any such assigned densities to it, as shown on Exhibit N, to any other portion of the SPLC Property located in the applicable PUD. Killington, its successors and/or assigns, shall have the right to allocate any such assigned densities to it, as shown on Exhibit N, to any other portion of the Killington Property located in the applicable PUD. To the extent required by PUD 408, or such other applicable approval, ordinance or restriction, the ASC Parties shall cooperate with SPLC in obtaining the consent of the relevant governmental authorities or private entities to such assignments and allocations of densities as shown on Exhibit N.

7.8 Fire Station. Any obligations under PUD 400 and PUD 408 regarding requirements to dedicate land for a fire station shall remain solely the obligation of Killington, and not SPLC. In addition, Killington will agree to make available voluntary firefighters, pursuant to terms of PUD 400 and PUD 408. Notwithstanding the foregoing, the terms of the Resort Area Management Agreement shall provide that, Killington and SPLC will share the costs required by, under or with respect to applicable permits and permit requirements for the equipping and training of volunteer firefighters; provided, however, Killington will retain the sole responsibility for recruiting and providing the actual volunteer firemen, and the percentage of costs allocable to each party shall be agreed to by the Parties.

7.9 PUD 408 Signage Plan; SPLC Signage. The Parties agree to work together in good faith to develop a master signage plan for their respective properties and the Killington Resort area development as required by PUD 408. Any modifications to the signage plan submitted in connection with the application for PUD 408 shall be subject to the approval of all of the Parties. Additionally, the Parties shall cooperate reasonably with each other (and to the extent reasonably necessary shall grant appropriate easements to each other) in connection with the placement of signage along Killington Road and at other appropriate locations in the Killington Resort area.

7.10 Potential Future Easement for Ski Return from Pico Mountain. To the extent possible without adversely affecting development on SPLC Parcel 5B4 or SPLC Parcel 5BN, SPLC agrees to provide Killington with an easement for a ski return from Pico Mountain over said Parcels, such easement to be located at the location designated in the Act 250 Approval or in an area mutually acceptable to the Parties. The cost of constructing and maintaining any such ski return will be at Killington's sole cost and expense, including, but not limited to, the costs required in order to bridge over or tunnel under any roads located or to be located on such SPLC Parcel 5B4 and SPLC Parcel 5BN. Killington and SPLC agree to use reasonable efforts to identify the location of any such required bridge or tunnel at the time the easement for this ski return is granted. In the event such easement is granted, the Parties shall enter into an amendment to the Amended Master Easement evidencing such easement grant and specifically designating the location of the easement so granted. All costs and expenses incurred in connection with such amendment (including SPLC's attorney's fees and the costs of any surveys or other studies required in connection therewith) shall be borne and paid for by Killington.

                                  ARTICLE VIII

               AGREEMENTS REGARDING SPLC PARCEL 29 AND GOLF COURSE

8.1 Continued Operation of Golf Course. Killington hereby covenants and agrees to continue to operate the Killington Golf Course and the Parcel 29 Improvements (or, if applicable, the Replacement Golf Club Improvements) in substantially the same manner and quality as the same are currently being operated for a period of not less than four (4) years from the date hereof. Notwithstanding the foregoing, any temporary shutdown of all or a portion of the Killington Golf Course or Parcel 29 Improvements for renovations or due to a casualty will not be deemed to be a violation of the foregoing covenant.

8.2 Use and Operation of Existing Parcel 29 Improvements. Killington shall be permitted to continue operating the Parcel 29 Improvements pursuant to the terms of the Parcel 29 Improvements Lease until such time as SPLC exercises its right to cause the demolition of the Parcel 29 Improvements pursuant to Section 8.3 below.

8.3      Demolition and Relocation of Parcel 29 Improvements.

     (a) Upon not less than twelve (12) months' prior written notice to Killington, SPLC, at its sole option, in connection with any development of SPLC Parcel 29, may terminate the Parcel 29
          Improvements Lease and cause the demolition of the Parcel 29 Improvements. During construction of the Replacement Golf Club Improvements, as provided below, SPLC, at its cost, shall provide a suitable temporary or "portable" building for Killington's use as a temporary golf club, and maintain a minimum of 88 parking spaces, in one or more locations in reasonable proximity to SPLC Parcel 29 for use by Killington and the Grand Summit Hotel. Upon any such demolition, SPLC, at its cost and expense, shall cause the construction, on a portion of SPLC Parcel 29 or another portion of the SPLC Property as mutually and reasonably selected by SPLC and Killington, of one or more buildings containing approximately 6,925 square feet of interior space, plus approximately 1,360 square feet of exterior space appropriate for an outdoor deck, a related golf cart/bag storage area for at least 36 carts, parking for at least 88 automobiles (inclusive of any parking spaces (but not to exceed 56 parking spaces) Killington is required to provide to the Grand Summit Hotel in accordance with the Grand Summit Declaration), and 2 tennis courts of similar quality to the tennis courts constituting part of the Parcel 29 Improvements, all of which shall be used by Killington to operate a golf pro shop, club house, associated tennis courts and restaurant in connection with its continued operation of the Killington Golf Course (collectively, the "Replacement Golf Club Improvements"). The buildings forming a part of the Replacement Golf Club Improvements shall be delivered to Killington in unfinished drywall and slab condition only, and Killington shall bear all costs and expenses associated with the interior finishout of such buildings, as well as any additional exterior improvements, if any, for golf club-related use. SPLC shall use commercially reasonable efforts to deliver the Replacement Golf Club Improvements to Killington within twelve (12) months after demolition of the Parcel 29 Improvements, subject to delays caused by force majeure events or any ASC Party. SPLC, at SPLC's option, shall either (i) convey to Killington in fee simple, by special warranty deed, the land upon which the Replacement Golf Club Improvements are located, or (ii) lease to Killington the Replacement Golf Club Improvements pursuant to a 99 year lease (the "Replacement Golf Club Improvements Lease") containing other terms substantially similar to the Parcel 29 Improvements Lease.

     (b)  In the event  SPLC  exercises  its  right to  demolish  the  Parcel 29
          Improvements and construct the Replacement Golf Club Improvements, SPLC, at its sole cost and expense, shall also cause the construction of at least 5,065 square feet of office/administrative space (the "Replacement Office Space") on a portion of the Killington Property located within one hundred (100) feet of either Killington Road or East Mountain Road selected by Killington and approved by SPLC. During construction of the Replacement Office Space, SPLC, at its cost, shall provide a suitable temporary or "portable" building for Killington's use as temporary office space. The Replacement Office Space shall be
          (i) designed to be of similar quality to the office/administrative space currently existing in the pro shop which is part of the Parcel 29 Improvements, and (ii) constructed and delivered to Killington in unfinished drywall and slab condition only (with Killington being solely responsible for all cost and expense associated with interior and exterior finishout of the Replacement Office Space). Killington shall and hereby does grant to SPLC, its successors, assigns and agents, such temporary construction and access easements over, upon, across and through the Killington Property as may be reasonably necessary to perform the obligations of SPLC under this subsection. Upon completion of the Replacement Office Space, all of SPLC's right, title and interest therein, if any, shall be conveyed to Killington, in fee simple, by quit claim deed, deed without warranty or similar instrument of conveyance. SPLC shall use commercially reasonable efforts to deliver the Replacement Office Space to Killington within twelve (12) months after demolition of the Parcel 29 Improvements, subject to delays caused by force majeure events or any ASC Party.

8.4 Rights of Killington Under Leases. SPLC has obtained, or promptly shall obtain, the written agreement from the Lender not to disturb Killington's rights as lessee under the Parking Lease, Parcel 29 Improvements Lease or, if applicable, under the Replacement Golf Club Improvements Lease, in each case so long as Killington is not in default thereunder beyond any applicable notice and cure periods. In consideration of the foregoing, Killington hereby agrees to execute and deliver to the Lender or any future lender(s) of SPLC such subordination, non-disturbance and attornment agreements as such lender(s) may reasonably require so long as such agreements are on terms similar to those customarily required by institutional lenders and so long as such agreements expressly incorporate the above described non-disturbance rights in favor of Killington.

                                   ARTICLE IX

    AGREEMENTS RELATED TO JOINT PROMOTIONAL AGREEMENT AND OTHER MISCELLANEOUS
                       AGREEMENTS AND DEVELOPMENT MATTERS

9.1 Joint Promotional Agreement; License Agreement. As of the date hereof, Killington and SPLC have agreed to enter into that certain Joint Promotional Agreement in the form attached hereto as Exhibit J (the "Joint Promotional Agreement"). Pursuant to such Joint Promotional Agreement, Killington and SPLC also agree to permit each other to engage in certain cooperative marketing programs with respect to the Killington Resort such as (a) the placement of each Party's respective marketing materials in each other Party's respective facilities (including the Killington Resort and Forum), (b) an on-resort sales presence by SPLC, its successors and assigns, in the ski resort lodges of Killington, (c) the mutual sharing of each Party's marketing prospects and marketing databases, subject to all applicable privacy laws, and (d) placement on the Killington websites of marketing and other materials and links with respect to the SPLC Property and its development and real estate sales activities, in each case exclusive of any property management services of SPLC or its Affiliates. Certain aspects of the Joint Promotional Agreement will also apply to the purchasers of any SPLC Property from SPLC or any property from the Cherry Knoll Entity. Additionally, Killington, at its sole cost and expense, agrees to grant or obtain for the benefit of SPLC the requisite permission to allow SPLC to place its marketing and promotions materials in the lobby and other appropriate areas of the Grand Summit Hotel so long as Killington is the manager thereof. Pursuant to the License Agreement attached hereto as Exhibit K, Killington has agreed to permit SPLC to use the name "Killington Ski Resort" or similar names used in connection with the Killington Resort or the Killington area (or any successor names used by such resort) in connection with the sale and leasing of real estate on the SPLC Property.

9.2 Telephone Equipment Building. A telephone equipment building which is currently being used by the local telecommunications provider, Contel/Vtel, is currently located on a portion of the SPLC Property. Upon at least twelve (12) months prior written notice from SPLC to Killington, Killington agrees to relocate or cause to be relocated such telephone equipment building off of the SPLC Property, without any cost or expense to SPLC.

9.3 Affordable Housing Obligation. Pursuant to that certain Agreement with Rutland West Neighborhood Housing Services, Inc. for Payments Related to Providing Affordable Housing (the "Affordable Housing Agreement") dated December 24, 1999, by and between Rutland West Neighborhood Housing Services, Inc. ("Rutland West"), ASCRP and Killington, the ASC Parties agreed to pay certain fees to Rutland West to be used by Rutland West to provide affordable housing to residents of Rutland County, Vermont. Notwithstanding anything in the Affordable Housing Agreement to the contrary, SPLC agrees to pay such fees only to the extent such fees relate to the SPLC Property and Killington agrees to pay such fees only to the extent such fees relate to the Killington Property. Killington and SPLC agree to cooperate with one another in obtaining a formal amendment to the Affordable Housing Agreement with Rutland West to clarify that Killington is only liable for such fees that are applicable to the Killington Property and SPLC is only liable for such fees that are applicable to the SPLC Property.

9.4 Parcel 5B4 Ski Trail. Killington has agreed to construct, operate and maintain, at its sole cost and expense, a new ski trail (the "Parcel 5B4 Ski Trail") along a portion of the SPLC Parcel 5B4 as depicted on Exhibit M, it being the intent of the Parties that the Parcel 5B4 Ski Trail will abut the southwesterly property line of SPLC Parcel 5B4 the entire distance from "Point C" to "Point D", as depicted on said Exhibit M. However, the Parties acknowledge that, due to currently unknown topographical issues and other matters, it may not be practical to locate the Parcel 5B4 Ski Trail so that it exactly abuts the entire existing southwesterly property line of SPLC Parcel 5B4 as contemplated. Therefore, Killington hereby covenants and agrees that, to the extent the Parcel 5B4 Ski Trail cannot be constructed so that it abuts exactly the entire length of the southwesterly property line of SPLC Parcel 5B4 from "Point C" to "Point D", as depicted on Exhibit M, ASCRP shall deed and convey to SPLC (or its designee, successor or assigns), for the sum of $1.00, such portion of the ASCRP Property as may be necessary to cause the Parcel 5B4 Ski Trail, as constructed, to abut the entire length of the southwesterly property line of SPLC Parcel 5B4 as relocated due to such conveyance.

9.5 SPLC Ski Credits. Killington, its successors and assigns, hereby agree to provide, reserve and establish, to and for the benefit of SPLC, a credit in the amount of $375,000 (the "Ski Lift Credit") to be applied towards the purchase by SPLC of transferable lift tickets in accordance with this section. Tickets purchased using the Ski Lift Credit shall be priced at the then-current adult single day retail lift ticket price in effect and available "at the window" at the Killington Resort. An appropriate amount from the Ski Lift Credit will be used and applied as each such lift ticket is purchased by SPLC, so that the purchase price paid by SPLC for the applicable lift tickets shall equal the then-current retail lift ticket price in effect and available "at the window", and amounts from the Ski Lift Credit will continue to be applied to each lift ticket purchased by SPLC until such time as the Ski Lift Credit shall have a $0.00 balance. Killington shall provide SPLC with an accounting of the Ski Lift Credit and the use and application of funds therefrom within forty-five (45) days after the end of each fiscal year following delivery of the Credit Notice. The Ski Lift Credit may be used at any time after the date hereof upon at least thirty (30) days' prior written notice (the "Credit Notice") from SPLC to Killington and is subject to the following restrictions: the Ski Lift Credit must be used over a minimum of five (5) years and a maximum of seven (7) years; at the time that SPLC gives the Credit Notice, it must establish a schedule over the five to seven year period during which it will receive the Ski Lift Credit and establish the annual use of the Ski Lift Credit for each year during such period; such schedule and annual use must be included in the Credit Notice and may not be modified without the written consent of Killington; no less than $25,000 of the Ski Lift Credit may be used in any one year nor more than $100,000 of the Ski Lift Credit in any one year; each annual Ski Lift Credit ticket purchase shall be made in whole on November 1 of each ski season, at which time Killington shall issue ticket stock or vouchers exchangeable "at the window" for single day adult lift tickets; the vouchers or ticket stock shall be transferable, but shall expire at the end of the ski season in which the same are issued; up to $25,000 of any unused vouchers or ticket stock in any year may be exchanged for replacement stock or vouchers in the next succeeding year, so long as the initial seven year maximum window has not been exceeded.

9.6 New Village Master Management Agreement. The Parties agree to cooperate with one another and use good faith efforts to agree upon the terms of, and execute on or before December 31, 2004, a master management agreement (the "Resort Area Management Agreement") similar to, but of a more limited scope than, the existing Canyons Resort RVMA agreement for the ski resort area in The Canyons, Utah. The new RVMA-type agreement will (1) have detailed provisions such as setting up an architectural control committee (with one Killington member and two SPLC members, with SPLC members having the controlling vote as to SPLC parcels and the Killington member having the controlling vote as to Killington parcels) to review all plans for proposed improvements within land governed by PUD 400 or PUD 408; (2) provide for maintenance and operation of improvements in the Forum; (3) provide for a mechanism for assessments against developed properties to provide funding for maintenance and operation of Forum improvements and operation of the architectural control committee, (4) provide for the funding of the future costs of the obligations under PUD 400 and PUD 408 to equip and train volunteer firefighters, and (5) provide for the funding of the future costs of developing the signage plan described in Section 7.9 hereof.

9.7 Restrictions on Future Developments of Killington Property. Without SPLC's prior written consent, which consent may be withheld in SPLC's sole and absolute discretion, the ASC Parties hereby agree that they may not develop any of their properties in PUD 408 (other than Parcel 6) for residential use (including hotel use) until the earlier of (1) seven years from the date hereof, or (2) when SPLC has developed at least 45% of the aggregate IOU ("Independently Occupied Units" as defined in PUD 408 and as allocated to SPLC pursuant to Section 7.7 hereof. This restriction shall expressly apply to future owners of land owned by the ASC Parties in PUD 408 (other than Parcel 6), notwithstanding the release provisions in Section 12.2 below. This restriction shall not apply to property owned by the ASC Parties outside PUD 408, nor shall it apply to Parcel 6.

9.8 Taxes. Immediately prior to the date of this Agreement, SPLC acquired title to the SPLC Property from one or more of the ASC Parties. However, the tax parcels relating to each of the SPLC Properties will not be established until the following tax year. Accordingly, each of the Parties hereby agrees that Killington and ASCRP will be responsible for all taxes on the SPLC Properties accruing prior to the date of transfer to SPLC, and SPLC will be responsible for taxes relating to the SPLC Properties accruing on and after the date of transfer (subject, however, to reimbursement by Killington pursuant to the Parking Lease and the Parcel 29 Improvements Lease). In cases where only a portion of an existing tax parcel has been conveyed to SPLC, the Parties agree to allocate taxes to the portions of that parcel owned by different Parties based upon relative land areas, in the case of unimproved parcels, and based upon relative value in the case of improved parcels. Notwithstanding anything to the contrary contained herein, the applicable ASC Party shall be responsible for any and all Vermont State Land Sales Tax applicable to the transfer of the SPLC Property from the ASC Parties to SPLC.

                                   ARTICLE X

                           INDEMNITY AND OFFSET RIGHTS

10.1 Indemnification by the ASC Parties. The ASC Parties agree to indemnify and hold harmless SPLC and its respective officers, directors, employees, agents, partners, constituent owners, representatives, Affiliates, successors and assigns (collectively, the "SPLC Indemnified Parties" and individually a "SPLC Indemnified Party"), on a joint and several basis, from and against any Adverse Consequences incurred or sustained by the SPLC Indemnified Parties as a result of: (i) the breach or non-fulfillment by the ASC Parties of any agreement or covenant set forth in this Agreement, the Settlement Agreement, or any document or agreement delivered by an ASC Party in connection with any of the foregoing,
(ii) the breach of any representation or warranty by an ASC Party set forth in this Agreement, the Settlement Agreement, or made in any agreement or document delivered by an ASC Party pursuant hereto or in connection with the Settlement Agreement, (iii) any environmental liabilities that are the result of acts, omissions or conditions that occurred or existed prior to the date hereof relating to the SPLC Property, (iv) any liability or obligation of any ASC Party which relates to the Act 250 Approvals, PUD 400, PUD 408, or the Mountain Green Agreements or any other agreements affecting the SPLC Property which accrued or are applicable to the period of time on or prior to the date hereof, (v) the claims of any broker or finder engaged or alleged to have been engaged by any ASC Party in connection with any of the transactions contemplated by this Agreement or the Settlement Agreement.

10.2 Indemnification by SPLC. SPLC agrees to indemnify and hold harmless the ASC Parties and their officers, directors, employees, agents, partners, constituent owners, representatives, Affiliates, successors and assigns (collectively, the "ASC Indemnified Parties" and individually an "ASC Indemnified Party"), from and against any Adverse Consequences incurred or sustained by the ASC Indemnified Parties as a result of: (i) the breach or non-fulfillment by SPLC of any agreement or covenant set forth in this Agreement or the Settlement Agreement, or any document or agreement delivered by SPLC in connection with any of the foregoing, (ii) the breach of any representation or warranty by SPLC set forth in this Agreement or the Settlement Agreement, or made in any agreement or document delivered by SPLC pursuant hereto or in connection with the Settlement Agreement, (iii) any liability or obligation of SPLC which relates to the Act 250 Approvals, PUD 400, PUD 408, or the Mountain Green Agreements and which accrued or is applicable to the period of time after the date hereof and during SPLC's period of ownership of the SPLC Property, (iv) the claims of any broker or finder engaged or alleged to have been engaged by SPLC in connection with any of the transactions contemplated by this Agreement or the Settlement Agreement.

10.3 Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to an "Indemnitee". A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor".

     (a) Third Party Claims. Within ten (10) Business Days after an Indemnitee receives notice of any third party claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article X, notify such Indemnitor in writing in reasonable detail of such claim or action and include with such notice copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party. Failure to give such written notice within the time period described above, shall not release the Indemnitor except to the extent such party is prejudiced by such failure. If so stated in the notice, a notice of default under Section 11.1 or 11.3 shall also be considered an Indemnitee's notice under this Section 10.3(a). Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, provided that if such settlement or compromise shall provide for any relief other than a monetary payment by the Indemnitor, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this Article X for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnitee shall have the right to employ counsel to represent it if
          (x) the employment of such counsel has been specifically authorized in writing by the Indemnitor, (y) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee's reasonable judgment, could have a material adverse effect on such
          Indemnitee or (z) the named parties to any such third party claim (including impleaded parties) include both the Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by its counsel that there may be conflicting interests between the Indemnitor and the Indemnitee in the legal defense of such third party claim, and in any such event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnitor, provided that the Indemnitor shall not be obligated to pay the fees or expenses of more than one separate counsel for all Indemnitees arising out of the same claim or action. If the Indemnitor does not elect to assume the defense of such claim or action within twenty (20) days of the Indemnitee's delivery of notice of such a claim or action, the Indemnitor shall be deemed to have waived its right to assume the defense of such third party claim and the Indemnitee shall be entitled to assume the defense thereof. If the Indemnitor fails to acknowledge in writing its indemnification obligation to the Indemnitee for such claim or action within a reasonable period following the request therefor by the Indemnitee, the Indemnitee shall be entitled to assume the defense of such claim or action in any manner it deems appropriate including settling any such third party claim or consenting to the entry of any judgment with respect thereto, provided that it acts reasonably and in good faith. Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Article X, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.

     (b) Other Claims. Within twenty (20) days after an Indemnitee sustains any damages not involving a third party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall deliver notice of such claim to the Indemnitor, specifying with reasonable detail the basis on which indemnification is being asserted and, if practicable, the amount the Indemnitee estimates it will incur, lose or be required to pay as a result of such claim. If the Indemnitor does not notify the Indemnitee within fifteen (15) days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under this Article X, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under this Article X and the Indemnitor shall pay the amount of such claim to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If so stated in the notice, a notice of default given under Section 11.1 or
          11.3 shall be considered an Indemnitee's notice under this Section 10.3(b).

     (c) Prompt Payment. The Indemnitor shall promptly pay or reimburse, as appropriate, the Indemnitee for any Adverse Consequences to which it is entitled to be indemnified hereunder.

10.4     Other Indemnification Matters: Offset; Escrow.

     (a) The Parties agree that at any time after SPLC has filed a suit for damages alleging that any ASC Party is liable for indemnity payments pursuant to this Article X (a "SPLC Suit") then SPLC may, subject to the escrow provisions below, hold back and set off the amount of any such claim or sum owed for actual damages only (not punitive or consequential damages) as alleged in such SPLC Suit against any and all amounts owed by SPLC to any ASC Party that is in any way related to this Agreement, or the Settlement Agreement, or any other agreements entered into by SPLC and any ASC Party in connection with any of the foregoing; provided, however, such offset right shall not apply to SPLC's construction obligations under Sections 8.3(a) and (b) . Likewise, any ASC Party, after filing a suit for damages against SPLC (an "ASC Suit") alleging that SPLC is liable for indemnity payments hereunder, may, subject to the escrow provisions below, hold back and set off the amount of any such claim or sum owed for actual damages only (not punitive or consequential damages) by any ASC Party against any sum owed by any ASC Party to SPLC that is in any way related to this Agreement or the Settlement Agreement, or any other agreements entered into by SPLC and any ASC Party in connection with any of the foregoing. Notwithstanding the foregoing, no such holdback or offset may be made by any such Party unless such Party has (i) filed an ASC Suit or SPLC Suit, as provided above; (ii) the amount to be so held back and set off must be for the amount plead in the suit as actual damages (plus attorneys' fees pursuant to Section 12.14 below) only; and (iii) the amount to be so held back and set off must be deposited in cash in an escrow pursuant to the escrow agreement attached hereto as Exhibit I (the "Escrow Agreement"). Any amounts so held by the escrow agent pursuant to the Escrow Agreement shall be held until a final, non-appealable adjudication of the SPLC Suit or ASC Suit has been determined or the Parties have settled such suit. Upon such determination, the escrowed funds will be paid to the prevailing party in the suit or pursuant to the terms of any settlement of the suit.

     (b) The offset rights set forth above shall be binding upon and inure to the benefit of the Parties and their respective Affiliates, successors and/or assigns; provided, however, except as provided below, such offset rights shall not be binding upon or enforced against any bona fide, third party successor or assignee who is not an Affiliate of the applicable Party. Notwithstanding the foregoing, (i) in the event the rights of any ASC Party in or related to the Killington Property are transferred in bulk, whether to an Affiliate or to an unrelated third party, such transfer shall be made subject to a general right of offset in favor of SPLC against any sums owed by SPLC to such transferee or its successors and assigns with respect to their respective rights and obligations arising in connection with the Killington Property, the SPLC Property and/or any other portion of the Killington Resort area after the applicable transfer, (ii) in the event the rights of SPLC in or related to the SPLC Property are transferred in bulk whether to an Affiliate or to an unrelated third party, such transfer shall be made subject to a general right of offset in favor of the ASC Parties against any sums owed by the ASC Parties to such transferee or its successors and assigns with respect to their respective rights and obligations arising in connection with the Killington Property, the SPLC Property and/or any other portion of the Killington Resort area first arising after the applicable transfer, and (iii) bona fide third party purchasers of individual parcels of either the SPLC Property or the ASC Property (as opposed to purchasers in bulk) shall not be subject to such offset rights (i.e., such offset rights will not be deemed to "run with the land").

                                   ARTICLE XI

                              DEFAULTS AND REMEDIES

11.1 Default by ASC Parties. The ASC Parties shall be deemed to be in default hereunder if any one or more of the ASC Parties fails to meet, comply with, or perform any material covenant, agreement, or obligation on its part within the time limits and in the manner required by this Agreement, or by any one or more of the Settlement Agreement or any other document or agreement executed or delivered by an ASC Party in connection with any of the foregoing (including the Water Agreements, the Amended Master Easement, the Parcel 29 Improvements Lease, the Replacement Golf Club Improvements Lease (if applicable) and the Parking Lease), and such failure continues for twenty (20) days after written notice by SPLC to the ASC Parties.

11.2 Remedies for ASC Parties' Default. If any of the ASC Parties are deemed to be in default hereunder, then SPLC may, at its sole option, avail itself of any one or more of the following remedies: (i) bring suit for actual damages only (not punitive or consequential damages); (ii) bring suit for specific performance; and (iii) avail itself of the indemnification, offset and escrow provisions pursuant to Article X hereof; provided, however, SPLC may give both a default notice under Section 11.1 and an Indemnitee's notice under Section 10.3(a) or (b) at the same time or in the same notice. Notwithstanding the foregoing, in no event shall SPLC have a right, nor shall SPLC seek to terminate all or any portion of this Agreement.

11.3 Default by SPLC. SPLC shall be deemed to be in default hereunder if SPLC fails to meet, comply with, or perform any material covenant, agreement, or obligation on its part within the time limits and in the manner required by this Agreement, or by any one or more of the Settlement Agreement, or any other document or agreement executed or delivered by SPLC in connection with any of the foregoing (including the Water Agreements, the Amended Master Easement, the Parcel 29 Improvements Lease, the Replacement Golf Club Improvements Lease (if applicable) and the Parking Lease), and such failure continues for twenty (20) days after written notice by the ASC Parties to SPLC.

11.4 Remedies for SPLC's Default. If SPLC is deemed to be in default hereunder, then the ASC Parties may, at their sole option, avail themselves of any one or more of the following remedies: (i) bring suit for actual damages only (not punitive or consequential damages); (ii) bring suit for specific performance; and (iii) avail themselves of the indemnification, offset and escrow provisions pursuant to Article X hereof; provided, however, an ASC Party may give both a default notice under Section 11.3 and an Indemnitee's notice under Section 10.3(a) or (b) at the same time or in the same notice. Notwithstanding the foregoing, in no event shall any ASC Party have a right, nor shall any ASC Party seek to terminate all or any portion of this Agreement.

                                  ARTICLE XII

                                  MISCELLANEOUS

12.1 Amendment of Agreement. This Agreement may not be amended or modified in any way except by an instrument in writing executed by the Parties.

12.2 Recording. A memorandum of this Agreement may be recorded in the Office of the Town Clerk of Killington, Vermont, in the form attached hereto as Exhibit L. In the event title to any portion of the Killington Property or the SPLC Property is transferred to bona fide third party purchasers who are not Affiliates of either of SPLC or any of the ASC Parties, the Parties hereto shall enter into, execute and deliver, one to the other, an amendment to any such memorandum releasing therefrom and herefrom any such property so transferred (subject, however, to the provisions of Section 10.4(b) above relating to "bulk" transfers and the restriction in Section 9.7, which will continue to apply as set forth in said Section 9.7).

12.3 Notices. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon receipt; (b) if sent by reputable overnight air carrier (such as DHL, UPS, or Federal Express), one Business Day after mailing;
(c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and addressed to the intended recipient as set forth below:

                  If to Killington:

                           Killington, Ltd.
                           4763 Killington Access Road
                           Killington, Vermont 05751-4746
                           Attn:  Allen W. Wilson
                           Fax:  (802) 422-6762

                  If to ASC or ASCRP:

                           American Skiing Company
                           136 Heber Avenue
                           Suite #303
                           P.O. Box 4552
                           Park City, Utah  84060
                           Attn:  William J. Fair
                           Fax:  (435) 615-3484

                  With a copy to:

                           American Skiing Company Resort Properties, Inc. One Monument Way
                           Portland, Maine  04101
                           Attn:  Foster Stewart
                           Fax:  (207) 791-2607

                  If to SPLC:

                           SP Land Company, LLC
                           5855 Sandy Springs Circle
                           Suite 200
                           Atlanta, Georgia  30328
                           Attn:  Steven P. Selbo
                           Fax:  (404) 236-0107

                  With a copy to:

                           Eiger, Inc.
                           500 Crescent Court
                           Suite 300
                           Dallas, Texas  75201
                           Attn:  Paul E. Rowsey, III
                           Fax:  (214) 756-6599

                  With a copy to:

                           Baker Botts L.L.P.
                           2001 Ross Avenue
                           Dallas, Texas  75201-2980
                           Attn:  Mark D. Van Kirk
                           Fax:  (214) 661-4593


Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Section.

12.4 No Third-Party Beneficiaries. Except as provided in the indemnification provisions of Article X or in Section 12.15 below, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.5 Entire Agreement. This Agreement (including the exhibits hereto), the Settlement Agreement, and the other documents and agreements executed and delivered by the Parties in connection herewith and therewith (including any exhibits to such documents or agreements) constitute the entire agreement among the Parties and supersedes any prior and contemporaneous understandings, agreements, documents or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

12.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign, by operation of law or otherwise, either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties; provided, however, that the Parties may (i) assign any or all of its rights and interests under this Agreement to one or more of their Affiliates, and (ii) grant a security interest in their rights herein to any lenders (including Lender) or their Affiliates.

12.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.9     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

     (a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdictions of any Delaware state court or any Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state or Federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereby irrevocably and unconditionally waives to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such Delaware state or Federal court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 12.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.

     (c) EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, THE SETTLEMENT AGREEMENT, ANY DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN

          CONNECTION WITH ANY OF THE FOREGOING. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF THE PARTIES AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF THE PARTIES IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE PARTIES.

12.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Such term or provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All monetary amounts referred to in this Agreement are in United States dollars.

12.13 Further Assurances. From and after the date hereof, each of the Parties agrees to execute and deliver such further documents and instruments and to do such other acts and things as the other Party may reasonably request (at the expense of the requesting Party to the extent it involves a material out-of-pocket expense) in order to effectuate the transactions contemplated hereby. Each Party shall provide to the other Party and its employees, agents and representatives access at reasonable times and upon reasonable notice to information and documentation relating to the Act 250 Approvals, PUD 408, and PUD 400.

12.14 Attorneys' Fees and Costs of Enforcement. If court proceedings are instituted in connection with the rights of enforcement and remedies provided in this Agreement, the prevailing party shall be entitled to recover its costs and expenses in connection therewith, including reasonable attorneys' fees.

12.15 Notices to Mortgagees; Mortgagee Cure Rights. In the event any Party hereunder provides any other Party with notice of the name and address of the holder or beneficiary of any mortgage or deed of trust on all or any part of the notifying Party's real property affected by this Agreement (a "Mortgagee"), the other Party, when giving notice or demand of any matter hereunder, shall simultaneously provide a copy of such notice or demand to such Mortgagee and, in the case of any default by the Party whose real property is subject to such mortgage or deed of trust, the non-defaulting Party(ies) shall allow the Mortgagee the same period of time as the defaulting Party is allowed under the terms of this Agreement to cure such default, and the non-defaulting Party(ies) shall not exercise any right which such Party may have hereunder until such cure period for said holder or beneficiary shall have elapsed. Notwithstanding the foregoing to the contrary, the failure of a Party to provide notice or demand to any such holder or beneficiary of said mortgage or deed of trust shall not affect the liability of the Party whose real property is encumbered thereby, but shall affect the right of said non-defaulting Party with respect to such holder or beneficiary of said mortgage or deed of trust as provided above. The ASC Parties hereby acknowledge and agree that this Agreement shall constitute the notice contemplated by this Section 12.15 with respect to the Lender, as the holder or beneficiary of certain mortgages or deeds of trust on the SPLC Property, and that the ASC Parties will provide to the Lender the notice and cure rights contemplated by this Section. The ASC Parties acknowledge receipt of notice of the name and address of the Lender.

12.16 Estoppel Certificate. Each Party agrees that, upon written request of any other Party, it will issue to such requesting Party, or its current or prospective lender or mortgagee (including Lender) or successor (within ten (10) Business Days after receipt of the written request therefor), an estoppel certificate stating to the best of the issuing Party's knowledge (without any inquiry or investigation) as of such date:

     (i) whether the issuing Party knows of any default or claim of default under this Agreement by the issuing Party or the requesting Party, and if there are known defaults, specifying the nature thereof;

     (ii) whether any sums are currently due and unpaid by any Party to any other Party hereunder;

     (iii)whether this Agreement has been assigned, modified or amended in any way and if so, then stating the nature thereof; and

     (iv) whether this Agreement is in full force and effect.

     Such estoppel certificate shall act as a waiver of any claim by the issuing Party to the extent such claim is based upon facts contrary to those asserted in the estoppel certificate and to the extent the claim is asserted against a bona fide encumbrancer or purchaser for value without knowledge of facts to the contrary of those contained in the estoppel certificate , and who has acted in reasonable reliance upon the estoppel certificate. Notwithstanding anything to the contrary, the issuance of an estoppel certificate shall in no event subject the Party furnishing it to any liability whatsoever, notwithstanding the negligent or otherwise inadvertent failure of such Party to disclose correct and/or relevant information, nor shall such issuance be construed to waive any rights of the issuing Party to challenge acts committed by other parties for which approval by the other Party(ies) was required but not sought or obtained.

12.17    Mortgagee Protections.

     (a) No Cancellation, Rejection, Surrender, Amendment or Modification. The Parties hereto do hereby acknowledge and agree that (a) this Agreement and the agreements contemplated herein or entered into pursuant hereto (collectively, the "Property Agreements") are materially beneficial to each Party and are critical to the development of both the Killington Property and the SPLC Property, (b) there is no prudent business reason for any Party or any Party's trustee in bankruptcy pursuant to 11 U.S.C.ss.365 or any equivalent provision of law to cancel, reject, surrender or otherwise terminate any Property Agreement, and (c) neither any Party nor any Party's trustee in bankruptcy pursuant to 11 U.S.C.ss.365 or any equivalent provision of law shall cancel, reject, surrender or otherwise terminate any Property Agreement. In addition to and without limiting the foregoing, each of the Parties acknowledges and agrees that no cancellation, rejection, surrender or other termination of any Property Agreement by any Party or any Party's trustee in bankruptcy pursuant to 11 U.S.C.ss.365 or any equivalent provision of law shall be effective unless consented to in writing by such other Party's Mortgagee. Without limiting the generality of the foregoing, no rejection of any Property Agreement by any Party or by a trustee in bankruptcy for any Party pursuant to 11 U.S.C.ss.365 or any equivalent provision of law shall be effective as to the Mortgagee of such Party unless consented to in writing by such Party's Mortgagee. In addition to and without limiting, diminishing or otherwise affecting any of the foregoing, it is the intent of the Parties hereto that the Property Agreements are integrated and constitute a single agreement and without the consent of the other parties thereto (and their respective Mortgagees) no Party or trustee in bankruptcy for any Party pursuant to 11 U.S.C.ss.365 or any equivalent provision of law may reject any single Property Agreement unless all of the Property Agreements are rejected by such Party or trustee.

     (b)  New Agreement.

          (i) Notwithstanding the express provisions hereof prohibiting the termination of this Agreement including, without limitation, in connection with a default hereunder, in the event that this Agreement is terminated as a result of any default by any Party hereunder or otherwise (including, without limitation, a rejection of this Agreement by any Party's trustee in bankruptcy pursuant to 11 U.S.C.ss.365 or any equivalent provision of law, and any termination of this Agreement by any Party as a result of or in connection with the bankruptcy of any Party), the non-terminating  Parties  shall  provide  the  Mortgagee  of  the terminating Party with written notice that this Agreement has been terminated, together with a statement of all sums which would at that time be due under this Agreement but for such termination, and of all other defaults, if any, then known to such non-terminating Parties. If the interests of the terminating Party in all or any portion of the property which is subject to this Agreement shall be transferred to Mortgagee or its designee or the purchaser at a foreclosure sale by reason of the exercise of the power of sale contained in any mortgage, deed of trust, deed to secure debt or other security instrument (the "Mortgage") granted to such Mortgagee, or by any foreclosure or other proceeding for enforcement of such Mortgage, or by deed in lieu of foreclosure or such other proceeding, the non-terminating parties shall enter into a new agreement (hereinafter referred to as the "New Agreement") with such Mortgagee of the terminating party or its designee or the purchaser at a foreclosure sale in the form of this Agreement (excluding any requirements which have been satisfied by the terminating Party prior to termination) upon receipt by the non-terminating party of a written request from such Mortgagee, its designee or the purchaser at a foreclosure sale on or before sixty (60) days after the date such person acquires title to such property. The Mortgagee of the terminating party or its designee or the purchaser at a foreclosure sale shall have the same rights and obligations under the New Agreement as the terminating Party had under this Agreement. The obligations of the non-terminating Parties to enter into a New Agreement shall be subject to the following conditions:

               (A) Such Mortgagee or its designee or the purchaser at a foreclosure sale shall pay or cause to be paid to the non-terminating Parties at the time of the execution and delivery of such New Agreement any and all sums that are at the time of execution and delivery thereof due pursuant to this Agreement and, in addition thereto, all reasonable expenses, including reasonable attorney's fees, which the non-terminating Parties shall have incurred by reason of such termination and the execution and delivery of the New Agreement and which have not otherwise been received by the non-terminating Parties from or on behalf of the terminating Party. In the event of a controversy as to the amount to be paid to the non-terminating Parties pursuant to this subparagraph (A), the payment obligation shall be satisfied in the event that the non-terminating Parties shall be paid the amount not in controversy, and such Mortgagee or its designee or the purchaser at a foreclosure sale shall agree to pay any additional sum ultimately determined to be due plus interest at the rate of eight percent (8%) per annum and such obligation shall be adequately secured; and

               (B) Such Mortgagee or its designees or the purchaser at a foreclosure sale shall agree to cure any defaults of the terminating Party under this Agreement of which the non-terminating Parties shall have notified such Mortgagee and which are reasonably susceptible of being so cured by such Mortgagee. its designee or the purchaser at a foreclosure sale.

     (c) The granting by any Party of a Mortgage in favor of such Party's Mortgagee will not be deemed an assignment to such Mortgagee and will not otherwise be deemed in violation of, or a default under, this Agreement, or, if the grant of the Mortgage and the execution and delivery of the Loan Documents are deemed to be an assignment pursuant to applicable law, such assignment shall not be deemed to be in violation of or a default under this Agreement. The Parties hereby agree that each Party may mortgage its real property interests affected by the Property Agreements and further agree that upon a foreclosure or transfer in lieu of foreclosure of the security provided thereby, all of such Party's rights and obligations under the Property Agreements shall, subject to the terms hereof, be binding upon and inure to the benefit of such Party's Mortgagee or to any other person or entity that is the successful purchaser at any such foreclosure sale or the transferee of a deed in lieu of foreclosure.

     (d) Neither the person or the entity acquiring the interest of any Party in any portion of the real property subject to Property Agreements as a result of any foreclosure or other action or proceeding in the nature of foreclosure instituted under or in connection with any Mortgage or deed in lieu of any such action or proceeding (hereinafter called the "Purchaser") nor any Mortgagee if Mortgagee takes possession of such property shall be (a) liable for any damage to the property of the other Party under any operating covenants herein to the extent such damage occurrs in the first sixty (60) days after such Purchaser or Mortgagee takes possession of the property secured by such Mortgagee'sMortgage, unless caused by the willful misconduct or gross negligence of such Purchaser or Mortgagee, and (b) liable for any act, omission, misrepresentation, breach of warranty or indemnification obligation of such Party under any of the Property Agreements, unless resulting from a breach or default which continues after the date such Purchaser or Mortgagee takes over title to the property subject to the Mortgage, but solely with respect to liability incurred during the time period after the date such Purchaser or Mortgagee takes over title to the property subject to the Mortgage, and only in the event that such Purchaser or Mortgagee has been given written notice thereof and the time period to cure as afforded Mortgagees under Section 12.15 of this Agreement.

12.18 Release of ASC. Notwithstanding anything herein to the contrary, in the event that substantially all of the assets of Killington or substantially all of the ownership interests in Killington are transferred to a third party who is not an Affiliate of ASC, then ASC shall automatically be released from any liability hereunder accruing on and after the date of such transfer.

12.19 Exhibits. The following exhibits have been attached to and are made a part of this Agreement:

Exhibit A-1    -    Legal Description of Killington Property
Exhibit A-2    -    Legal Description of ASCRP Property - Parcel 5A/5BS
Exhibit B-1    -    Depiction of PUD 408 and PUD 400
Exhibit B-2    -    Depiction of ASCRP Property - Parcel 5A/5BS
Exhibit B-3    -    Depiction of Killington Golf Course located on Killington
                      Property
Exhibit C      -    Form of Amended Master Easement
Exhibit D-1    -    SPLC Parcel 5B4

Exhibit D-2    -    SPLC Parcel 8A/8B
Exhibit D-3    -    SPLC Parcel 8D
Exhibit D-4    -    SPLC Parcel 1B
Exhibit D-5    -    SPLC Parcel 3
Exhibit D-6    -    SPLC Parcel 5BN
Exhibit D-7    -    SPLC Parcel 29
Exhibit D-8    -    SPLC Parcel 14
Exhibit D-9    -    SPLC Parcels 17-20
Exhibit E      -    Parking Lease
Exhibit F      -    Parcel 29 Improvements Lease
Exhibit G      -    Depiction of Certain Parking Areas Subject to Parking Lease
Exhibit H      -    Approximate Location of Walkway Extension
Exhibit I      -    Escrow Agreement
Exhibit J      -    Joint Promotional Agreement
Exhibit K      -    License Agreement
Exhibit L      -    Memorandum of Agreement
Exhibit M      -    Depiction of Proposed Location of Parcel 5B4 Ski Trail
Exhibit N      -    Allocations of Independently Occupied Units

--------------------------------------------------------------------------------

     THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK; SIGNATURE
                                 PAGE FOLLOWS.

--------------------------------------------------------------------------------

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by duly authorized representatives of the Parties as of the date first set forth above.

                                             AMERICAN SKIING COMPANY
                                             RESORT PROPERTIES, INC.,
                                             a Maine corporation


                                             By: /s/ William J. Fair
-------------------------                    ---------------------------------
Witness                                      Name:    William J. Fair
                                             Title:   President



                                             AMERICAN SKIING COMPANY,
                                             a Delaware corporation


                                             By: /s/ William J. Fair
-------------------------                    ---------------------------------
Witness                                      Name:    William J. Fair
                                             Title:   President



                                             KILLINGTON, LTD.,
                                             a Vermont corporation


                                             By: /s/ William J. Fair
-------------------------                    ---------------------------------
Witness                                      Name: William J. Fair
                                             Title: President


                                            SP LAND COMPANY, LLC
                                            a Delaware limited liability company

                                            By: Ski Partners LLC a Delaware
                                                limited liability company,
                                                Managing Member


                                            By: /s/ S. Selbo
-------------------------                   ----------------------------------
Witness                                     Name: Steven P. Selbo
                                            Title: Vice President